Press Contact:    Nicole Anderson
Ciena Corporation
(410) 694-5700
pr@ciena.com

Investor Contact:    Gregg Lampf
Ciena Corporation
(410) 694-5700
ir@ciena.com

FOR IMMEDIATE RELEASE

Ciena Appoints Manuel D. Medina to Board of Directors

LINTHICUM, Md. – June 1, 2012 – Ciena® Corporation (NASDAQ: CIEN), the network specialist, today announced that Manuel D. Medina, founder of Terremark Worldwide, Inc., a leader in transforming and securing enterprise-class IT on a global scale, has been appointed to Ciena’s Board of Directors.

Mr. Medina, 59, is currently Managing Partner of Medina Capital Partners, a privately-held investment firm focused on funding technology companies. Mr. Medina founded Terremark in 1980 and served as its Chairman and Chief Executive Officer until May 2011, when the company was acquired by Verizon Communications Inc. Prior to Terremark, Mr. Medina worked at Pricewaterhouse Coopers LLC.

“With trends like IT virtualization becoming mainstream, the network is playing a greater role in IT infrastructure. Manny brings a valuable perspective on advanced IT infrastructure, including secure data center architectures and cloud computing, which aligns closely with Ciena’s approach to application-centric networking. His insights as a leader of one of the most innovative providers of IT and networking services, as well as his leadership experience, will provide a valued contribution to the continued execution of our strategic plan,” said Gary Smith, president and CEO of Ciena.

Mr. Medina holds a Bachelor of Science degree in Accounting from Florida Atlantic University.

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About Ciena
Ciena is the network specialist. We collaborate with customers worldwide to unlock the strategic potential of their networks and fundamentally change the way they perform and compete. With focused innovation, Ciena brings together the reliability and capacity of optical networking with the flexibility and economics of Ethernet, unified by services and software that delivers the industry’s leading network automation. We routinely post recent news, financial results and other important announcements and information about Ciena on our website. For more information, visit www.ciena.com.

Note to Ciena Investors
Forward-looking statements. This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena's actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q, which Ciena filed with the Securities and Exchange Commission on March 8, 2012. Forward-looking statements include statements regarding Ciena's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.